EX-21.1

SUBSIDIARIES OF THE REGISTRANT

                                  EXHIBIT 21.1
                                  ------------

                         Subsidiaries of the Registrant
                         ------------------------------

     Subsidiaries, which considered in the aggregate as a single subsidiary would not constitute a significant subsidiary, have been omitted.

Subsidiary                                        Jurisdiction of Incorporation
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Price Communications Wireless, Inc.               Delaware

Price Communications Cellular Holdings, Inc.      Delaware

Price Communications Cellular Inc.                Delaware